Exhibit 4.12

AMENDMENT NO. 1
TO
DEFERRED PAYMENT AGREEMENT

This AMENDMENT NO. 1 to the Deferred Payment Agreement, dated as of December 19, 2019 (this “Amendment”), is entered into between NAUTILUS ENERGY TOPCO LLC, a limited liability company organized under the laws of the Cayman Islands (the “Company” or the “Payee”), and KENON HOLDINGS LTD., a limited company incorporated under the laws of Singapore, as payor (“Kenon” or the “Payor”), and amends the Deferred Payment Agreement, dated as of December 28, 2017 (as amended, supplemented or otherwise modified from time to time, the “Deferred Payment Agreement”) entered into among the Company, ISQ GLOBAL INFRASTRUCTURE FUND II, L.P., a limited partnership organized under the laws of the Cayman Islands, as guarantor (the “Guarantor”), and INKIA ENERGY LIMITED, an exempted company incorporated in Bermuda (the “Original Payor”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Deferred Payment Agreement.

W I T N E S S E T H:

WHEREAS, Nautilus Energy Partners LLC (the “Senior Secured Term Loan Borrower”) desires to enter into the senior secured term loan agreement (the “Senior Secured Term Loan Agreement”) by and among the Senior Secured Term Loan Borrower, Credit Suisse AG or any of its affiliates, as administrative agent, and each other lender that becomes a party thereto from time to time (collectively, the “Lenders”), under which the Lenders will agree to lend to the Senior Secured Term Loan Borrower loans in an initial aggregate amount not to exceed $200,000,000, to be used solely to repay existing indebtedness of Nautilus Inkia Holdings LLC (“Nautilus Inkia”), Nautilus Distribution Holdings LLC (“Nautilus Distribution”) and Nautilus Isthmus Holdings LLC (“Nautilus Isthmus” and together with Nautilus Inkia and Nautilus Distribution, the “Inkia Co-Issuers” under that certain credit agreement, dated as of September 25, 2018, by and among the Inkia Co-Issuers, as co-borrowers, the lenders party thereto, as lenders and JP Morgan Chase Bank N.A., as administrative agent (“Loan A”), with an optional increase in an aggregate amount not to exceed $238,000,000 to be used solely to repay the Deferred Payment Agreement (“Loan B” and together with Loan A, the “Senior Secured Loans”);

WHEREAS, in connection with the Senior Secured Term Loan Agreement, the Senior Secured Term Loan Borrower desires, inter alia, (i) for the Company to grant (A) a second priority security interest in all of the Company’s equity interests in Nautilus Inkia and (B) a first priority security interest in all of the Company’s equity interests in Nautilus Distribution and (ii) for the Senior Secured Term Loan Borrower to grant a second priority security interest in all of the Senior Secured Term Loan Borrower’s equity interests in the Company in each case in favor of the Lenders to secure obligations under the Senior Secured Term Loan Agreement (collectively, the “Share Mortgages”);

WHEREAS, the parties hereto wish to amend the Deferred Payment Agreement in connection with an agreement to waive certain provisions of the Deferred Payment Agreement (the “Waiver Agreement”) to permit the Senior Secured Term Loan Borrower to enter into the Senior Secured Term Loan Agreement and the Intercreditor Agreement (as defined below) relating to the Share Mortgages and permit the Share Mortgages;

WHEREAS, in connection with this Amendment, the entry into the Senior Secured Term Loan Agreement and the Share Mortgages, the Senior Secured Term Loan Borrower desires the Payor to enter in a waiver agreement; and

WHEREAS, pursuant to Section 17.1 of the Deferred Payment Agreement, the Company and the Payor hereby consent to the amendments set forth herein.

NOW, THEREFORE, in consideration of the premises contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.   Relation to Deferred Payment Agreement; Other Provisions of General Application

Relation to Deferred Payment Agreement. This Amendment constitutes an integral part of the Deferred Payment Agreement.

(a)      Adoption; Ratification. The Deferred Payment Agreement, as amended by this Amendment, is in all respects hereby adopted, ratified and confirmed.

Execution; Counterparts.  This Amendment may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Amendment.

(b)      Governing Law. This Amendment is governed by and shall be constructed in accordance with the laws of the State of New York.

Section 2.    Amendments to the Deferred Payment Agreement. The Deferred Payment Agreement is, effective as of the date hereof, hereby amended to:

(a)      Delete the definition of “Indenture” in Section 1.1 and replace it in its entirety with the following text:

“Indenture” means the Indenture, dated as of November 9, 2017, by and between Inkia Energy Limited, as issuer, and Citibank N.A., as trustee, (A) as amended by (i) the First Supplemental Indenture, dated as of December 28, 2017, by and between Nautilus Inkia, as the company and Citibank N.A., as trustee and (ii) the Second Supplemental Indenture, dated as of July 23, 2018, by and among Nautilus Distribution and Nautilus Isthmus, as co-issuers and Citibank, N.A. (or its successor), as trustee and, (B) subject to the prior written consent of the Payor (such written consent (i) not to be unreasonably withheld or delayed and (ii) to be deemed granted 10 Business Days following a written request by the Payee for such consent if no written response from the Payor delivered prior to the tenth Business Day follow such request), as otherwise amended, supplemented or modified from time to time.

(b)          Add the following definitions in alphabetical order to Section 1.1 (Definitions):

“Senior Secured Term Loan Borrower” means Nautilus Energy Partners, LLC, or any successor or other borrower under the Senior Secured Term Loan Agreement.

“Bridge Loan Agreement” means that certain credit agreement, dated as of September 25, 2018, by and among the Inkia Co-Issuers, as co-borrowers, the lenders party thereto, as lenders, and JPMorgan Chase Bank N.A., as administrative agent.

“Inkia Co-Issuers” means, collectively Nautilus Inkia, Nautilus Distribution and Nautilus Isthmus.

“Intercreditor Agreement” means the intercreditor agreement among the Payee and the Second Lien Collateral Agent under the Senior Secured Term Loan Agreement, dated on or about the date hereof, relating to the Share Mortgages.

“Nautilus Distribution” means Nautilus Distribution Holdings LLC.

“Nautilus Inkia” means Nautilus Inkia Holdings LLC.

“Nautilus Isthmus” means Nautilus Isthmus Holdings LLC.

“Orazul Prepayment Event” means any prepayment of the Senior Secured Term Loan funded by the issuance or sales of assets or capital stock from Orazul Energía Partners LLC or its Subsidiaries.

“Senior Secured Term Loan” means the loan to be granted to the Senior Secured Term Loan Borrower by the Lenders pursuant to the Senior Secured Term Loan Agreement.

“Senior Secured Term Loan Agreement” means the senior secured term loan agreement by and among the Senior Secured Term Loan Borrower, Credit Suisse AG or any of its affiliates and each other lender that becomes a party thereto from time to time (the “Lenders”), under which the Lenders agree to lend to the Senior Secured Term Loan Borrower loans (i) in an initial aggregate amount not to exceed $200,000,000, to be used solely to repay existing indebtedness of the Inkia Co-issuers, and (ii) with an optional increase in an aggregate amount not to exceed $238,000,000 to be used solely to repay the Deferred Payment Agreement;

“Second Lien Pledges” means (i) the grant of a second priority security interest in all of the Company’s equity interests in Nautilus Inkia, and (ii) the grant of a second priority security interest in all of Senior Secured Term Loan Borrower’s equity interests in the Company, in each case in favor of the Lenders to secure obligations under the Senior Secured Term Loan Agreement;

(c)       Add the underlined text (indicated textually in the same manner as the following example: underlined text) in Section 2.7 (Limitation on Indebtedness) of Annex I (Undertakings) as follows:

The Company shall not cause or permit any other member of the Payee Group to incur any Indebtedness other than (i) any obligations of the Payee under this Agreement and
(ii) any Indebtedness of any member of the Payee Group otherwise permitted to be incurred in accordance with the Indenture governing the Notes, provided that in order for the Company or any member of the Payee Group to incur any Indebtedness pursuant to sub-section (ii) above, the Consolidated Net Leverage Ratio (as defined in the Indenture) of the Company and each other member of the Payee Group (which, for the avoidance of doubt, when calculating Consolidated Total Net Indebtedness (as defined in the Indenture) shall include Debt of Project Finance Subsidiaries (as defined in the Indenture), but shall exclude any obligations of the Company under this Agreement) (the “Leverage Test”) does not exceed (i) 6.0 to 1.0, if such Indebtedness is incurred on or prior to December 31, 2018, (ii) 5.5 to 1.0, if such Indebtedness is incurred on or prior to December 31, 2019, (iii) 5.0 to 1.0 if such Indebtedness is incurred on or prior to December 31, 2020, and (iv) 4.75 to 1.0 if such Indebtedness is incurred on or after to January 1, 2021 (including, for the avoidance of doubt, any period during which any portion of the Deferred Amount remains outstanding including any Reserve Amount), and in each case, for the avoidance of doubt, Indebtedness shall include all Indebtedness secured by a Lien on the shares of any member of the Payee Group or its assets; provided further, that the Company shall not permit any Specified Affiliate Holding Company to, create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for (x) the Notes outstanding as of the date hereof, and (y) Indebtedness not to exceed $30,000,000 (or the equivalent thereof in any other currency) in the aggregate outstanding at any time, in respect of (A) performance bonds, bankers’ acceptances, workers’ compensation claims, bid, surety or appeal bonds, payment obligations in connection with, insurance premiums or similar obligations, security deposits, bank overdrafts (and letters of credit in connection with, in lieu of or in respect of each of the foregoing) or (B) for working capital needs of the Inkia Co-Issuers.

(d)      Add the underlined text (indicated textually in the same manner as the following example: underlined text) in Section 1 (Compliance with the Indenture of Annex I (Undertakings) as follows:

(a) Subject to clause (b) below, the Company will use Commercially Reasonable Efforts to cause Nautilus Inkia Holdings LLC and its Restricted Subsidiaries (as defined in the Indenture) to comply in all material respects with the Indenture, even if the Indenture is repaid.

(b) The Company will procure that Nautilus Inkia Holdings LLC and its Restricted Subsidiaries (as defined in the Indenture) comply in all respects with Sections 4.07 (Restricted Payments), 4.08 (Dividend and Other Payment Restrictions Affecting Securities), 4.09 (Incurrence of Additional Indebtedness), 4.10 (Asset Sales), 4.11 (Transactions with Affiliates), 4.12 (Liens), 5.01 (Merger, Consolidation and Sale of Assets) and 6.01 (Events of Default) of the Indenture (as in effect on the date hereof), in each case even if the Indenture is repaid.

(e)      Add the underlined text (indicated textually in the same manner as the following example: underlined text) in Section 3.1 (Repayment Events of Annex I (Undertakings) as follows:

(viii) Any breach by the Payee or the Senior Secured Term Loan Borrower of their obligations under the Intercreditor Agreement.

(ix) Any Event of Default under the Senior Secured Term Loan Agreement.

(f)       Delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and add the underlined text (indicated textually in the same manner as the following example: underlined text) in clause (a) of Section 21.2 (Contact details) as follows:

If to the Company or the Guarantor:

Nautilus Energy TopCo LLC
Calle Las Palmeras 435, Piso 7
Lima 27, Perú

Attention: General Counsel
Phone:  +51 (1)708-2227
Email: Gino.Sangalli@inkiaenergy.com

with a copy to:

c/o I Squared Capital Advisors (US) LLC
410 Park Avenue #830
New York, NY 10022
United States

Attention: General Counsel
Facsimile No.: +1 (212) 339-5390
Email: generalcounsel@isquaredcapital.com

with a copy to:
~~Norton Rose Fulbright US LLP~~
~~1301 Avenue of the Americas~~
~~New York, New York 10019~~
~~United States~~
~~Attention: Charles E. Hord, III, Esq.,~~
~~Marwan Azzi, Esq.,~~
~~Facsimile: +1 646 710 5353~~
~~Email: charles.hord@nortonrosefulbright.com,~~
~~marwan.azzi@nortonrosefulbright.com~~
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
United States
Attention: Marwan Azzi, Esq., Andrew Weisberg, Esq.
Facsimile: +1 212 354 8113
Email: marwan.azzi@whitecase.com, andrew.weisberg@whitecase.com

~~with a copy to:~~
~~Milbank, Tweed, Hadley & McCloy LLP~~
~~28 Liberty Street~~
~~New York, NY 10005~~
~~United States~~
~~Attention: Carlos T. Albarracin, Esq.~~
~~Facsimile: +1 212.822.5116~~
~~Email: CAlbarracin@milbank.com~~

Section 3.    Covenants. The Company hereby covenants that:

(a)	it will use of the proceeds of Loan A solely for the purpose of repaying Indebtedness of the Inkia Co-Issuers under that Bridge Loan Agreement;

(b)	it will use of the proceeds of Loan B solely for the purpose of repaying amounts owing under the Deferred Payment Agreement;

(c)
it will not waive or amend the Senior Secured Term Loan Agreement to the extent that such waiver or amendment would impact the interest rate, amortization, maturity, use of proceeds, aggregate principal amount available or otherwise adversely impact the first priority liens on security interests of Nautilus Inkia or the Company in favor of the Payor; and

(d)
the Payee may, at any time, prepay Loan A from proceeds funded by any cash distributions from Orazul Energía Partners LLC or its Subsidiaries. Prior to any prepayment in respect of an Orazul Prepayment Event, the Payee shall notify the Payor of any such prepayment.

Section 4.   Costs and Expenses. Pursuant to Section 16.1 of the Deferred Payment Agreement, the Payee shall reimburse the Payor for all documented costs and expenses (including legal fees and notarial costs) incurred by the Payor in relation to this Amendment, the Waiver Agreements and the Intercreditor Agreement.

Section 5.   Consent to Amendments. Pursuant to Section 17.1 of the Deferred Payment Agreement, the Payee and the Payor, as holder of a majority of the interest in the Deferred Amount, hereby consent to this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and general partners thereunto duly authorized, as of the date first written above.

NAUTILUS ENERGY TOPCO LLC

By:	/s/ Alberto Triulzi
Name: Alberto Triulzi
Title: Representative

By:	/s/ Sandra Holme
Name: Sandra Holme
Title: Representative

[Signature Page to Amendment No. 1 to Deferred Payment Agreement]

KENON HOLDINGS LTD.

By:	/s/ Rob Rosen
Name: Rob Rosen
Title: CEO

[Signature Page to Amendment No. 1 to Deferred Payment Agreement]